Exhibit 107

CALCULATION OF REGISTRATION FEE TABLE
Form S-8
(Form Type)

Opiant Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in its Charter)
Table 1 – Newly Registered Securities

Security Type	Securities Class Type	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2017 Long-Term Incentive Plan	Rules 457(c) and (h)	196,394 (2)	$25.20	$4,949,128.80	0.0000927	$458.78
Equity	Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Inducement Equity Incentive Plan	Rules 457(c) and (h)	200,000 (3)	$25.20	$5,040,000.00	0.0000927	$467.21
TOTAL OFFERING AMOUNT			396,394		$9,989,128.80		$925.99
TOTAL FEE OFFSETS
NET FEE DUE							$925.99

(1)     Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock, par value $0.0001 (“Common Stock”) that become issuable under the Registrant’s 2017 Long-Term Incentive Plan (the “2017 Plan”) and the Registrant’s 2021 Inducement Equity Incentive Plan (the “2021 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.
(2)     Represents an automatic increase of 196,394 shares of the Registrant’s Common Stock reserved for issuance under, and which annual increase is provided for in, the 2017 Plan as of January 1, 2022.
(3)     Represents 200,000 shares of the Registrant’s Common Stock reserved for issuance under the 2021 Plan, 100,000 of which were reserved for issuance upon the adoption of the 2021 Plan by the Registrant’s Board of Directors on July 8, 2021 and 100,000 of which were reserved for issuance on December 9, 2021 as the result of an increase to the 2021 Plan approved by the Registrant’s Board of Directors.
(4)    Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $25.20 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on March 15, 2022.